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                                  EXHIBIT 21.1

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
                         SUBSIDIARIES OF THE REGISTRANT


1. RBMG, Inc., a wholly owned subsidiary of the Registrant, was formed by the Registrant in February 1999 and is incorporated in the state of Delaware.

2. Meritage Mortgage Corporation, a wholly-owned subsidiary of the Registrant, was acquired by the Registrant in April 1997 and is incorporated in the state of Oregon.

3. Resource Bancshares Corporation, a wholly-owned subsidiary of the Registrant was acquired by the Registrant in December 1997 and is incorporated in the state of South Carolina.

4. Laureate Capital Corp. (f/k/a Laureate Realty Services, Inc.), a wholly-owned subsidiary of Laureate Holdings, Inc., was acquired by the Registrant in December 1997 and is incorporated in the state of South Carolina.

6. RBMG Asset Management Company, Inc., a wholly-owned subsidiary of Meritage Mortgage Corporation, was formed by the Registrant in November 1997 and is incorporated in the state of Nevada.

7. RBMG Funding Co., Inc., a wholly-owned subsidiary of RBMG Asset Management Company, Inc., was formed by RBMG Asset Management, Inc. in September 1997 and is incorporated in the state of Nevada.


9. TFP Funding III, Inc., a wholly-owned subsidiary of Republic Leasing Company, Inc. was formed by Resource Bancshares Corporation in June 1998 and is incorporated in the state of Delaware.

10. MG Reinsurance Company, a wholly-owned subsidiary of the Registrant, was formed by the Registrant in November 1998 and is incorporated in the state of Vermont.

11. Republic Leasing Company, Inc., a wholly-owned subsidiary of the Registrant, was acquired by the Registrant in December 1997 and is incorporated in the state of South Carolina.